For Immediate Release November 19, 2020 EagleBank Contact Vikki Kayne, Chief Marketing Officer 301.986.1800 EagleBank Enhances Corporate Governance with the Addition of Two Independent Directors Ernie Jarvis and Steven Freidkin bring deep commercial real estate and technology expertise to Boards of Directors Boards to expand to 10 directors, eight of whom will be independent BETHESDA, MD. Eagle Bancorp, Inc. (the “Company”) (NASDAQ: EGBN), the bank holding company and parent company of EagleBank (the “Bank”), today announced the appointment of Ernie Jarvis and Steve Freidkin to its Board of Directors (the “Board”), as well as to the Board of Directors of EagleBank, both effective January 1, 2021. Following their appointments, each Board will consist of 10 directors, eight of whom will be independent. Each director brings significant expertise in areas central to EagleBank’s business as well as strong leadership experience. Ernie Jarvis is founder and Managing Principal at Jarvis Commercial Real Estate, a commercial real estate brokerage company, and Steve Freidkin is the CEO and founder of Ntiva Inc., a full-service technology firm that provides businesses with advanced technology expertise and support. “We are pleased to welcome Ernie and Steve to our Boards,” said Norman Pozez, Executive Chairman of Eagle Bancorp. “Ernie and Steve bring unique skills and experiences that will contribute to our growth initiatives and support robust oversight. Ernie’s extensive knowledge of, and relationships within, the Washington, D.C. commercial real estate market will prove to be a valuable resource as we continue to grow in the space. Likewise, Steve’s information technology expertise will support oversight of our continued efficiency improvements across our business as well as an enhanced digital experience for our clients.” EagleBankCorp.com 301.986.1800 MD | VA | DC About Eagle Bancorp, Inc. and EagleBank Eagle Bancorp, Inc. is the holding company for EagleBank, which commenced operations in 1998. EagleBank is headquartered in Bethesda, Maryland, and conducts full service commercial banking through 20 offices, located in Suburban, Maryland, Washington, D.C. and Northern Virginia. EagleBank focuses on building relationships with businesses, professionals and individuals in its marketplace.

Ernie Jarvis Ernest (“Ernie”) Drew Jarvis is the Managing Principal of Jarvis Commercial Real Estate, a commercial real estate brokerage company he launched in 2016. Previously, Jarvis was a Senior Vice President & D.C. Leader at First Potomac Realty Trust in Washington, D.C. Prior to that Ernie led CBRE’s D.C. office, one of the largest U.S. offices across the CBRE platform. A lifelong resident of Washington, D.C., Mr. Jarvis has taken an active role in the business community and has served in leadership positions in several prominent organizations, including the Greater Washington Board of Trade, where he serves on the board, and the District of Columbia Building Industry Association (DCBIA), where he served as President. Mr. Jarvis is a graduate of Southeastern University. Steven Freidkin Steven (“Steve”) Freidkin is the CEO and founder of Ntiva, Inc., a full-service technology firm that provides businesses with advanced technology expertise and support, including managed IT services, strategic consulting, cloud services, cyber security, and telecom solutions. Since its founding in 2004, Ntiva's primary offices have been in McLean, VA with additional locations added in Washington, DC, Columbia, MD, Chicago, IL, New York, South Florida, West Virginia, and Southern California as the company expanded. Mr. Freidkin’s current focus is working with Ntiva clients to align their organizational initiatives and growth efforts with technology, developing strategic growth plans for Ntiva, identifying opportunities for business development, and creating an environment for top technical talent to develop. Mr. Freidkin attended the Smith School of Business at the University of Maryland.